HEARTLAND BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 24, 2000


The Annual Meeting of Shareholders of Heartland Bancshares, Inc. will be held at the Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131, on Monday, April 24, 2000, at 6:30 p.m., local time, for the following purposes:

      1. To elect three Directors to hold office until the Annual Meeting of Shareholders in the year 2003 and until their successors are elected and have qualified.

      2. To transact such other business as may properly come before the meeting.

Holders of record of Common Shares of Heartland Bancshares, Inc. at the close of business on March 10, 2000, are entitled to notice of and to vote at the Annual Meeting. Desserts and beverages will be served.


      SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                          By Order of the Board
                                          of Directors


                                          STEVE BECHMAN
                                          President and Chief Executive Officer
March 27, 2000
Franklin, Indiana


                            (ANNUAL REPORT ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF
                           HEARTLAND BANCSHARES, INC.

                                 April 24, 2000


      This Proxy Statement is being furnished to shareholders on or about March 27, 2000, in connection with the solicitation by the Board of Directors of Heartland Bancshares, Inc. (the "Company"), 420 N. Morton Street, Franklin, Indiana 46131, of proxies to be voted at the Annual Meeting of Shareholders to be held at 6:30 p.m., local time, on Monday, April 24, 2000, at Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131. The Company is the parent holding company for Heartland Community Bank.

      At the close of business on March 10, 2000, the record date for the Annual Meeting, there were 1,265,000 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Company authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

                                    Nominees

      Three Directors are to be elected at the Annual Meeting. The Board of Directors, which currently consists of nine members, is divided into three classes of equal size with the term of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified or until the earlier of the Director's resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 2000 -- Sharon Acton, Jeffrey L. Goben and John Norton; 2001 -- J. Michael Jarvis, Robert Richardson and Patrick A. Sherman; and 2003 - Steve Bechman, Gordon R. Dunn and James C. Stewart.

      Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

      It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors Sharon Acton, Jeffrey L. Goben and John Norton, each of whom is now a Director whose present term expires this year. Each such person has indicated that he or she will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE THREE NOMINEES IDENTIFIED ABOVE (ITEM 1 ON THE PROXY).

      The following table presents certain information as of March 1, 2000, regarding the current Directors of the Company, including the three nominees proposed by the Board of Directors for election at this year's Annual Meeting. All of the current Directors began serving on the Board of Directors of the Company during 1997. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director.


               Name,                                                      Percent of
         Present Principal                        Shares Beneficially   Common Shares
        Occupation and Age                              Owned            Outstanding
        ------------------                              -----            -----------

      Sharon Acton 1*                                 6,671(2,15)             0.5%
      Manager, Franklin/Greenwood District of
        Cinergy/PSI (energy services company)
      Age 52

      Steve Bechman 3                                 44,00(14,16)            3.5
      President and Chief Executive Officer of
        the Company and Bank
      Age 48

      Gordon R. Dunn                                  22,101(5,15)            1.8
        Retired
      Age 78

      Jeffrey L. Goben 6*                             32,642(7,16)            2.6
      Executive Vice President and Chief Operating
       Officer of the Company and Bank
      Age 47

      J. Michael Jarvis                               10,001(8,15)            0.8
      President and Part Owner, Power Investments,
        Inc. Division of Delco Remy International,
        Inc. (engine remanufacturer)
      Age 56

      John Norton 9*                                   11,401(10,15)          0.9
      President and Owner, Norton Farms, Inc.
      Age 51

      Robert Richardson                                12,001(11,15)          0.9
      President and Majority Owner, MegaSys, Inc.
      (logistics company)
      Age 38

      Patrick A. Sherman                              11,801(12,15)           0.9
      President and Part Owner, Sherman &
        Armbruster P.C. (a public accounting firm)
      Age 51

      James C. Stewart                                14,001(13,15)           1.1
      President, First Platinum Group, Inc.
      (financial services company)
      Age 48

      All Directors and Executive Officers
      as a group (13 persons)                         194,443(14, 16)        13.3%

*Nominee
1 Ms. Acton serves as manager of the Franklin/Greenwood district of Cinergy/PSI, an electric utility.
2 Includes 500 shares that Ms. Acton holds jointly with her spouse and 6,000 shares that she has the right to acquire upon the exercise of stock options.
3 Mr. Bechman served as Regional President of Citizens Bank of Central Indiana from 1993 until his resignation in 1997. Mr. Bechman was with Citizens Bank of Central Indiana beginning in 1975 and served in various other positions prior to 1993.
4 Includes 13,079 shares that Mr. Bechman holds jointly with his spouse, 700 shares held by his daughter and 15,300 shares that he has the right to acquire upon the exercise of stock options.
5 Includes 1,000 shares that Mr. Dunn holds jointly with his spouse, 5,000 shares held in a trust for which Mr. Dunn acts as trustee, 500 shares held jointly by Mr. Dunn's spouse and her father, 600 shares held by Mr. Dunn's spouse and 6,000 shares that Mr. Dunn has the right to acquire upon the exercise of stock options.
6 Mr. Goben held the position of Senior Vice President in charge of marketing and community development, in addition to various other management positions, with Citizens Bank of Central Indiana from 1984 to his resignation in 1997.
7 Includes 8,961 shares that Mr. Goben holds jointly with his wife, 341 shares that Mr. Goben holds for his sons and 12,300 shares that he has the right to acquire upon the exercise of stock options.
8 Includes 4,000 shares Mr. Jarvis holds jointly with his spouse and 6,000 shares Mr. Jarvis has the right to acquire upon the exercise of stock options.
9 Mr. Norton is owner and president of Norton Farms, Inc., a grain farming operation located in Franklin, Indiana.
10 Includes 200 shares that Mr. Norton holds jointly with his children, 100 shares held by Mr. Norton's spouse and 6,000 shares that Mr. Norton has the right to acquire upon the exercise of stock options.
11 Includes 2,000 shares held by a corporation of which Mr. Richardson is the President and 6,000 shares that Mr. Richardson has the right to acquire upon the exercise of stock options.
12 Includes 6,000 shares that Mr. Sherman has the right to acquire upon the exercise of stock options.
13 Includes 1,020 shares that Mr. Stewart holds jointly with his spouse, 700 shares owned by Mr. Stewart's spouse and 6,000 shares that Mr. Stewart has the right to acquire upon the exercise of stock options.
14 Includes 81,000 shares that Directors and executive officers have the right to acquire upon the exercise of stock options and 38,200 shares held jointly with or as custodian for family members.
15 Does not include an additional 1,000 shares that each indicated Director may acquire under stock options that are not yet exercisable but will become exercisable upon continued service by such Director on the Board of Directors.
16 Does not include 12,950 shares Mr. Bechman may acquire, 10,950 shares Mr. Goben may acquire or 15,200 shares other executive officers may acquire under stock options that are not yet exercisable but will become exercisable upon their continued employment with the Company.


                            Committees and Attendance

      The Board of Directors of the Company held twelve meetings during 1999. The Company's Board of Directors has a Stock Option Committee but does not have standing audit, nominating or compensation committees. The members of the Stock Option Committee are Directors Dunn and Sherman, both of whom are outside Directors. The Stock Option Committee administers the Company's 1997 Stock Option Plan, which provides for the grant of options to key employees of the Company and Bank. The Stock Option Committee met in January 1999 to consider options grants based on service during 1998.

      All of the members of the Company's Board of Directors also serve on the Bank's Board of Directors. The Bank's Board of Directors has standing audit and compensation committees. The members of the Audit Committee are Directors Acton, Norton, Sherman and Stewart. The Audit Committee, which met three times during 1999, reviews with the Bank's independent auditors the scope of the audit to be undertaken and the results of the audit and also reviews internal audits. The members of the Compensation Committee are Directors Dunn and Sherman. The Compensation Committee, which met three times during 1999, sets salaries and bonuses for the President and Chief Executive Officer. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Company and Bank and the committees on which he or she served during 1999.

                            Compensation of Directors
Options

      In 1997 members of the Company's Board of Directors who were not employees of the Company or Bank were granted stock options for their service on the Board. Each Director was granted a 10-year option to acquire 4,000 Common Shares at an exercise price of $10.00 per share. The options were immediately exercisable for 1,000 Common Shares and become exercisable (assuming continued service on the Board) for an additional 1,000 Common Shares at each successive Annual Meeting of Shareholders, until exercisable in full. In January 1999, the Board of Directors of the Company amended the 1997 Stock Option Plan for Non-Employee Directors to award additional 10-year options to each non-employee Director to purchase 3,000 shares at an exercise price of $10.00 per share. The options vested immediately with respect to 1,000 shares and will become exercisable with respect to an additional 1,000 shares at each Annual Meeting of Shareholders beginning with the meeting in the year 2000 until exercisable in full.

Cash Compensation

      During 1999, non-employee Directors of the Bank received $300 per month (the Chairman received $500 per month) regardless of attendance at Board meetings. Directors do not receive any additional compensation for serving on the Company's Board or on Board committees of the Company or Bank.

                             EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid to the Company's Chief Executive Officer for 1999, who was the only executive officer whose cash compensation for 1999 exceeded $100,000.

                           Summary Compensation Table
                                                               Long Term
                                                              Compensation
                                  Annual Compensation            Awards

                                                               Securities
          Name and                                             Underlying
     Principal Position      Year      Salary      Bonus        Options/SAR
     ------------------      ----      ------      -----        -----------
    Steve Bechman, Chief     1999     $ 119,767    $3,916           8,250
      Executive Officer      1998     $ 115,000    $    0               0
                             1997     $  15,481(1) $    0          20,000

     1 Mr. Bechman's compensation was for the period from November 1, 1997 through December 31, 1997.

                      Option/SAR Grants In Last Fiscal Year

      The following table presents information on the stock option grants that were made during 1999 pursuant to the Company's 1997 Stock Option Plan to Mr.
Bechman:

           Number of Securities
                Underlying     % of Total           Exercise or
               Options/SARs  Granted to Employees   Base Price
Name              Granted     In Fiscal Year          ($/Sh)     Expiration Date
----              -------     --------------          ------     ---------------
Steve Bechman    8,2501           27.5%               $10.00    January 17, 2009

1 The options were granted pursuant to the Heartland Bancshares, Inc. 1997 Stock Option Plan (the "Employee Option Plan"), which provides for the grant of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and of non-qualified options. The options granted to Mr. Bechman are intended to qualify as incentive stock options and have an exercise price of $10.00 per share, which was determined to be not less than the fair market value of one Common Share on the date of grant. The options become exercisable in twenty percent increments, with twenty percent of the shares covered by an option becoming exercisable on the date of grant and an additional twenty percent becoming exercisable on each of the first four anniversaries of the grant date; provided, however, that the options become immediately exercisable upon the occurrence of a change in control of the Company. If an optionee tenders already owned shares in payment (in whole or in part) of the exercise price of an option (the "Exercised Option"), the Employee Option Plan requires the Company to use its best efforts to issue a replacement option for a number of shares equal to the number of shares tendered and with the same expiration date as the Exercised Option. The exercise price for each share covered by the replacement option is equal to the fair market value of one Common Share on the date of exercise of the Exercised Option.

                       Aggregated Option/SAR Exercises In
                      Last Fiscal Year and Fiscal Year-End
                                Option/SAR Values

      No option exercises occurred during 1999. The following table sets forth information with respect to the value of options held by Mr. Bechman as of December 31, 1999.

                                  Number of             Value of Unexercised
                                 Unexercised         In-the-Money Options/SARs
                               Options/SARs at         at Fiscal Year-End ($)
                             Fiscal Year-End (#)

           Name          Exercisable/Unexercisable     Exercisable/Unexercisable
           ----          -------------------------     -------------------------
       Steve Bechman            13,650/14,600                    0 / 0


                       Certain Relationships And Related Transactions

      During 1998 and 1999, the Bank had, and the Bank expects to continue to have in the future, banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Company and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             APPOINTMENT OF AUDITORS

      Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Company in 1999. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 2000. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                        PRINCIPAL OWNERS OF COMMON SHARES

      To the best of the knowledge of the Company's management, no person or group beneficially owns more than five percent of the Company's outstanding Common Shares.

                                  OTHER MATTERS

      The Board of Directors knows of no matters, other than the matters reported above, that are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                    EXPENSES

      All expenses in connection with this solicitation of proxies will be borne by the Company.